Form 10-Q
                                                                    For the nine
                                                                    Months Ended
                                                              September 30, 1999


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $6,158

Less Interest Capitalized during
  the Period...........................................        104

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................        594

Add Fixed Charges......................................      1,608

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $8,256



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $1,212

Interest Portion of Rental Expense.....................        197

Dividend Requirements on Subsidiary Preferred Stock and
 Interest on Trust Preferred Securities................        199

  Total Fixed Charges..................................     $1,608

Ratio of Earnings to Fixed Charges.....................        5.1